Exhibit 4.6

INTEGRATION TO THE INFORMATIONAL DOCUMENT

Merger by incorporation of
Sanpaolo IMI S.p.A.
with and into Banca Intesa S.p.A.

The Banca Intesa securities referred to herein that will be issued in connection with the merger described herein have not been, and are not intended to be, registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption. The Banca Intesa securities will be made available within the United States in connection with the merger pursuant to an exemption from the registration requirements of the Securities Act.

The merger described herein relates to the securities of two foreign (non-U.S.) companies and is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws, since Banca Intesa and Sanpaolo IMI are located in Italy, and some or all of their officers and directors may be residents of Italy or other foreign countries. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that Banca Intesa may purchase securities of Sanpaolo IMI otherwise than in the merger, such as in open market or privately negotiated purchases.

You should be aware that Sanpaolo IMI may purchase securities of Banca Intesa otherwise than in the merger, such as in open market or privately negotiated purchases.

FORWARD-LOOKING STATEMENTS

This communication contains forward-looking information and statements about Sanpaolo IMI S.p.A. and Banca Intesa S.p.A. and their combined businesses after completion of the merger. Forward-looking statements are statements that are not historical facts.  These statements include financial projections and estimates and their underlying assumptions, statements regarding plans, objectives and expectations with respect to future operations, products and services, and statements regarding future performance.  Forward-looking statements are generally identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates” and similar expressions. Although the managements of Sanpaolo IMI S.p.A. and Banca Intesa S.p.A. believe that the expectations reflected in such forward-looking statements are reasonable, investors and holders of Sanpaolo IMI S.p.A. and Banca Intesa S.p.A. shares are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of Sanpaolo IMI S.p.A. and Banca Intesa S.p.A., that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.  These risks and uncertainties include those discussed or identified in the public documents sent by Sanpaolo IMI S.p.A. and Banca Intesa S.p.A. to CONSOB and under “Risk Factors” in the annual report on Form 20-F for the year ended December 31, 2005 filed by Sanpaolo IMI S.p.A. with the SEC on June 29, 2006.  Except as required by applicable law, neither Sanpaolo IMI S.p.A. nor Banca Intesa S.p.A. undertakes any obligation to update any forward-looking information or statements.

Introduction

In connection with the merger by incorporation of Sanpaolo IMI S.p.A. (“Sanpaolo”) with and into Banca Intesa S.p.A. (“Intesa”), an Informational Document has been prepared according to provisions contained in attachment 3B pursuant to art. 70, par. 4, of the Issuer Regulation approved with CONSOB Resolution no. 11971 of 14th May 1999 and subsequent amendments and integrations, which Document was notified to CONSOB – Commissione Nazionale per le Società e la Borsa – and Borsa Italiana S.p.A. and made available for the public on 17th November 2006, both in Italian and in the English translation, at the Registered office of Intesa in Milano, Piazza Paolo Ferrari, 10 and at the Registered office of Sanpaolo in Torino, Piazza San Carlo, 156, as well as on the websites of Intesa www.bancaintesa.it and Sanpaolo www.grupposanpaoloimi.com.

In the Risk Factors contained in the Informational Document it is expressly specified that:

“c.	Risks and uncertainties connected to the consummation of the merger
The merger is conditional upon the release of the authorisation pursuant to art. 16 of Italian Law no. 287 of 10th October 1990 “Competition and fair trading act”.

Following the consolidation of the market shares of Intesa and Sanpaolo, the authorisation pursuant the aforementioned rule may be conditional upon compliance with specific obligations by the Surviving Company, such as in particular the sale of branches and/or other business units.

.....

Furthermore, in chapter 2.1.2 Means, terms and conditions of the merger, a set of information has been furnished concerning the Agreement signed on 11th October 2006 by Banca Intesa S.p.A. and Crédit Agricole S.A., specifying that:

“The rationale of the Agreement is the following:

•    Following the merger the New Group will have to sell a certain number of branches in order to comply with antitrust provisions;

•    …. ”

The measure of the Italian Competition Authority

With a measure of 20th December 2006, no. C 8027 (the “Measure”), the Italian Competition Authority (the “Authority”) has authorised the merger by incorporation of Sanpaolo with and into Intesa, prescribing, pursuant to art. 6 of law no. 287 of 10th October 1990, the following measures to Intesa, inasmuch as it is the surviving company:

a) disposal of 197 branches, through transparent and non-discriminatory procedures, to one or more third parties that are independent and non-shareholders;

b) disposal to Crédit Agricole, by 12th October 2007, of the networks of Cariparma and Friuladria, for a total of 452 branches, in addition to a group of other branches (193) and of Po Vita S.p.A.;

c) non-opening, for a period of two years, of new branches, in 19 Provinces;

d) dissolution of the joint venture with CAAM s.g.r. and the relevant distribution agreement;

e) disposal to independent third-party subjects of a business consisting of an organised complex of activities and structures directed toward the production and management of Branch I, III and V life insurance policies, represented by 1,133 branches of: i) the savings banks controlled by Intesa Casse del Centro, ii) Sanpaolo Banco di Napoli and iii) other branches of Banca Intesa operating in the same geographical areas; the distribution capacity of the third-party subject will be guaranteed through an exclusive agreement with said business that will have a duration of no less than six years, tacitly renewable for a further three years, save for notice to quit on the part of the purchaser;

f) abstention from the distribution of Branch I, III and V life insurance policies produced by i) Intesa Vita and/or Generali through bank branches headed by Gruppo Sanpaolo IMI prior to merger and ii) Eurizon Vita through bank branches headed, on the same date, by Gruppo Banca Intesa;

g) adoption of suitable measures so that the members of the Supervisory Board and the Management Board of the New Bank expressed by Generali, or in any case having direct or indirect personal ties to Generali, do not participate in the discussion or vote on resolutions that have as their direct object the business strategy of Eurizon and its subsidiaries, and do not influence these companies’ business strategies in the production and/or distribution of Branch I, III and V life insurance policies in any way.

Impact of the Measure on the merger and on forward-looking indications

As already specified in the Informational Document (p. 55) the merger does not entail variations in the main type of business of the two Groups.

The implementation of the prescriptions contained in the above-mentioned Measure does not cause any repercussion as regards this profile, nor does it alter the objectives of the merger, as outlined in section 2.2. of the Informational Document.

In Chapter 3 of the Informational Document, indications have been furnished about the significant effects of the merger, specifying that the Business Plan of the New Group will be prepared within the first six months of 2007.

On the basis of a projection of the pluriannual Business Plans approved by the Boards of Directors of the two banks, integrated by a preliminary estimate of the possible cost and revenue synergies deriving from the merger, a set of targets have been indicated in the Informational Document (p. 55), to be achieved in 2009, which is the year foreseen for the conclusion of the new Business Plan and the envisaged full unfolding of the effects of the integration.

In preparing these projections, a set of assumptions and hypotheses were employed, among which an “estimate of the economic/financial projections concerning the asset disposal to Crédit Agricole”. In so doing, the effects of the agreement signed by Banca Intesa and Crédit Agricole on 11th October 2006 therefore had already been taken into account, which agreement the A.G.C.M. has judged favourably as being a suitable measure for overcoming the competitive risks tied to the increase in the market shares that will be brought about as a consequence of the merger.

As concerns any effects of the other measures prescribed by the A.G.C.M on the forward-looking indications contained in the Informational Document, it is clarified that:

a)             the disposal of an additional 197 branches has a marginal economic impact on the New Group, taking into account the proceeds from said disposal, which will be able to be invested in operational activities of the New Group, or the financial yield of the liquidity obtained.

b)             The stand-alone plans do not provide for openings of branches in the 19 Provinces for which the freeze has been introduced.

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c)              The dissolution of the joint venture with CAAM s.g.r. and the relevant distribution agreement will not alter the commission flow foreseen on the part of the distribution networks and any cash outlay would be offset by the profitability of the company.

d)             The disposal to independent third-party subjects of a business consisting of an organised complex of activities and structures directed toward the production and management of Branch I, III and V life insurance policies, represented by 1,133 branches, will not alter the commission flow foreseen on the part of the distribution networks.

e)              The abstention from the distribution of Branch I, III and V life insurance policies produced by i) Intesa Vita and/or by Generali through the bank branches headed by Gruppo Sanpaolo IMI prior to the merger and ii) Eurizon Vita through the bank branches headed by Gruppo Banca Intesa on the same date, is coherent with the methodology adopted for the calculation of the economic and financial projections, inasmuch as in the stand-alone projections of the two Groups cross-distribution was not foreseen, nor had synergies between the two distribution factories been assumed.

Having taken all these elements into account, it is deemed appropriate to confirm the economic/financial targets previously announced and, in particular, the overall objective of achieving a 2009 net income of approximately €7 billion, indicated in Chapter 3 of the Informational Document.

The above-mentioned considerations were notified to the independent audit firm Reconta Ernst & Young S.p.A. that has updated the Report on the forward-looking data attached to the Informational Document.

The aforementioned Report is attached to the present integration to the Informational Document that has been notified to Consob and Borsa Italiana S.p.A. and is available for the public, both in Italian and in the English translation, at the Registered office of both Banca Intesa S.p.A. in Milano, Piazza Paolo Ferrari, 10 and Sanpaolo IMI S.p.A. in Torino, Piazza San Carlo 156, as well as on the two Companies’ website, www.bancaintesa.it and www.grupposanpaoloimi.com (and as of 1st January 2007 on Intesa Sanpaolo’s website www.intesasanpaolo.com).

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•	Reconta Ernst & Young S.p.A.	•	Tel (+39) 02 722121
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INDEPENDENT AUDITORS’ REPORT
ON TARGET FINANCIAL INFORMATION
(Translation from the original Italian text)

The European Commission’s Regulation on Prospectuses n° 809/2004A, adopted by Consob in Italy under Article n° 70 of Regulation 11971, for the preparation of the information memorandum (the “Informational Document”) in connection with significant mergers, acquisitions or disposals by Italian listed companies requires that, when forecasts or estimates are presented, the Informational Document contain “a report prepared by the independent auditors stating that in their opinion the forecast or estimate has been properly compiled on the basis stated and that the basis of accounting used for the profit forecast or estimate is consistent with the accounting policies of the Italian listed company”. Consob in Italy requires that the independent auditors’ report be prepared in accordance with International Standard on Assurance Engagements (ISAE) 3400 “The Examination of Prospective Financial Information” issued by IFAC - International Federation of Accountants, which is not a professional standard issued or approved by the Public Company Accounting Oversight Board.

Accordingly, an independent auditors’ report on the examination of the combined target financial information was issued by the independent auditors of Banca Intesa S.p.A., in connection with the proposed merger of Sanpaolo IMI S.p.A. into Banca Intesa S.p.A., for the sole purpose of the above mentioned Italian regulation. Such report, which forms part of the Informational Document for the merger of Sanpaolo IMI S.p.A. into Banca Intesa S.p.A., cannot be used for any other purpose.

The following is the English language translation of the original Italian report on the examination of the combined target financial information issued by the independent auditors’ of Banca Intesa S.p.A.. As described in the report, the examination of the target financial information of Sanpaolo IMI S.p.A., which represents a significant portion of the combined target financial information, have been examined by the independent auditors of Sanpaolo IMI S.p.A., who have furnished their report to the independent auditors of Banca Intesa S.p.A..

To the Board of Directors of
Banca Intesa S.p.A.

1.               We examined the target financial information of Banca Intesa S.p.A. (“Banca Intesa”) related to the banking group resulting from the merger (the “Merger”) of Sanpaolo IMI S.p.A. (“Sanpaolo”) into Banca Intesa (the “New Group”) consisting of the combined operating income of approximately 13.4 billion euro and the combined net income of approximately 7 billion euro for the year ending December 31, 2009 (together the “Target Financial Information”), included in Chapter 3.1 of the informational document related to the Merger (the “Informational Document”), together with the assumptions and the facts on which the Target Financial Information is based. The Target Financial Information and the related assumptions and facts set forth in the Informational Document are the responsibility of Banca Intesa’s management.

2.               We have examined the Target Financial Information in accordance with International Standard on Assurance Engagements (ISAE) 3400 “The

•	Reconta Ernst & Young S.p.A.
Sede Legale: 00196 Roma - Via G.D. Romagnosi, 18/A
Capitate Sociale € 1,259,500,00 i.v.
Iscritta alla S.O. del Registro delle Imprese presso la C.C.I.A.A. di Roma
Codice fiscale e numero di iscrizione 00434000584
P.I. 00891231003
(vecchio numero R.I. 6697/89 - numero R.E.A. 250904)

Examination of Prospective Financial Information” issued by IFAC - International Federation of Accountants.

The target financial information of the Sanpaolo IMI Group for the year ending December 31, 2009, which represent approximately 50% and 48%, respectively, of the combined operating income and the combined net income before Synergies and Integration Costs of the New Group, have been examined by other auditors, who issued their report on November 13, 2006 for the sole purpose of the issue of this report.

3.               As described in the Informational Document, Banca Intesa expects to prepare the New Group’s business plan within the first half of the year 2007 after the completion of the Merger and the assignment of the main managerial functions. To date, Banca Intesa’s management has prepared certain estimates through the end of 2009, to quantify the Target Financial Information of the New Group on the basis of the following methodology:

(a)          use of Banca Intesa’s business plan (for the years 2005-2007) and Sanpaolo’s business plan (for the years 2006-2008) approved by the respective Boards of Directors and adjusted on the basis of the historical results achieved to date (the “Adjusted Business Plans”);

(b)         estimate, following the implementation of the agreement signed on October 11, 2006 by Banca Intesa S.p.A. and Credit Agricole S.A., of the economic and financial projections of the businesses sold, that are to be excluded in preparing the Target Financial Information (the “Projections of the Disposal”);

(c)          estimate of the inertial economic and financial projection through 2009 of the Adjusted Business Plans and combination of such plans excluding the Projections of the Disposal (the “Inertial Projections”);

(d)         estimate of the sinergies with respect to revenues and costs through 2009 deriving from the Merger (the “Synergies”);

(e)          estimate of the integration costs following the Merger to be incurred to achieve the Synergies (the “Integration Costs”).

The projections and the estimates described under points (c), (d) and (e) above were prepared by senior management without involving the persons responsible for the actions to be taken to achieve the Target Financial Information.

The Target Financial Information, as described above, are presented on a combined basis, and do not include depreciation and amortization on the purchase price allocation to property, plant equipment and to intangible assets with definite useful life, if any, deriving from the accounting of the Merger.

4.               The estimates through the end of 2009 used to quantify the Target Financial Information of the New Group have been prepared using a set of assumptions about future events and actions that include, inter alia, hypothetical assumptions about future events and management’s actions that are not necessarily expected to occur, such as the Inertial Projections reported under point (c) of paragraph 3. above, that are based on hypothetical assumptions outside the influence of management, and the Synergies and the Integration Costs reported under points (d) and (e) of paragraph 3. above, that are based on hypothetical assumptions under partial influence of management.

5.               Based on our examination of the evidence supporting the assumptions and the facts used to quantify the Target Financial Information included in Chapter 3.1 of the Informational Document and the report of the other auditors, nothing has come to our attention which causes us to believe, to date, that these assumptions and the facts described under points (a) and (b) of paragraph 3. above, do not provide a reasonable basis to quantify the Target Financial Information, whose achievement is subject to the occurrence of the hypothetical assumptions about future events and management’s actions, described in paragraph 4. above. Further, in our opinion the Target Financial Information is properly prepared on the basis of the assumptions and is presented in accordance with accounting principles consistent with those applied by Banca Intesa and Sanpaolo in the preparation of the consolidated financial statements at December 31, 2005, which are prepared in accordance with International Financial Reporting Standards as adopted by the European Union.

6.               Banca Intesa, as reported in the accompanying press release dated December 29, 2006 (the “Press Release”), confirmed the Target Financial Information (and, in particular, the combined net income of approximately 7 billion euro for the year ending December 31, 2009) even taking into account the effects of the measures prescribed on December 20, 2006 by the Autorità Garante della Concorrenza e del Mercato (the “Antitrust Authority”), which authorized the merger of Sanpaolo into Banca Intesa.

The related effects have been estimated by senior management without involving the persons responsible for the actions to be taken, by updating the projections and estimates mentioned under paragraph 3. above, letter (c), and taking into account the measures prescribed by the Antitrust Authority, reported in the accompanying Press Release, thus obtaining the updated Target Financial Information (the “Updated Target Financial Information”) which confirmed the Target Financial Information.

Based on our examination of the evidence supporting the assumptions and the facts used to quantify the Updated Target Financial Information, we confirm the conclusions reported by us in the preceding paragraph 5. with respect to the Updated Target Financial Information.

7.               However, it should be noted that due to the uncertainties of the occurrence of future events, with respect to the realization of the event and its quantification and time of occurrence, actual results are likely to be different from the forecast since anticipated events frequently do not occur as expected and the variation may be material, even if the events anticipated under the hypothetical assumptions described under paragraph 4. above occur.

8.               This report has been prepared as required by Article 70 of CONSOB Regulation no. 11971 and subsequent modifications and integrations to be included in the Informational Document, prepared by Banca Intesa for the Merger in Italy, under the same regulation, and cannot be used for other purposes.

9.               We have no responsibility to update this letter for events and circumstances occurring after November 14, 2006, except for the information provided in paragraph 6 which is updated through December 29, 2006.

Milan, November 14, 2006
(except for paragraph 6. above,
whose reference date is
December 29, 2006)

Reconta Ernst & Young S.p.A.
Signed by: Guido Celona (partner)